Exhibit 99.1

Teladoc Announces Full Year and Fourth Quarter 2015 Results

Full Year Revenue of $77 Million Increased 78%, Membership of 12.2 Million Increased 51%, Visits of 576,000 Increased 93% Year over Year

4th Quarter Revenue of $23 Million Increased 75%, Visits of 184,000 Increased 67% Year over Year

PURCHASE, NY — (BUSINESS WIRE) March 2, 2016 — Teladoc, Inc. (NYSE: TDOC), the first and largest telehealth platform in the United States, today announced results for its fourth quarter and full year ended December 31, 2015.

Jason Gorevic, Chief Executive Officer of Teladoc, commented, “I’m very pleased to report strong financial results and continued momentum in our business. Our members’ utilization rates continue to climb due to our highly effective engagement campaigns. Our analysis shows that we saved our clients, and the healthcare system as a whole, nearly $400 million in 2015, while providing our members with a convenient, cost-effective, and high-quality alternative to traditional healthcare delivery”.

Financial Performance for the Twelve Months Ended December 31, 2015

All comparisons, unless otherwise noted, are to the year ended December 31, 2014.

•Total revenue was $77.4 million, an increase of 78%. Revenue from subscription access fees and visit fees was $63.3 million and $14.1 million, respectively, compared to $37.0 million and $6.5 million, respectively, an increase of 71% and 116%, respectively.

•Total membership was 12.2 million, compared to 8.1 million, an increase of 51%.

•Total visits were 576,000, compared to 299,000, an increase of 93%.

•Gross margin was 73%, compared to a gross margin of 77%.

•Net loss was $58.0 million, compared to an operating loss of $17.0 million.

•Net loss per basic and diluted share was $2.91, compared to a net loss per share of $10.25.

•	EBITDA loss of $50.9 million, compared to a loss of $12.8 million.

•Adjusted EBITDA was a loss of $47.8 million, compared to a loss of $12.3 million.

•Total cash, cash equivalents and short-term investments in marketable securities were $137.3 million at the end of 2015.

Financial Performance for the Three Months Ended December 31, 2015

All comparisons, unless otherwise noted, are to the quarter ended December 31, 2014.

•Total revenue was $22.6 million, an increase of 75%. Revenue from subscription access fees and visit fees was $18.0 million and $4.6 million, respectively, compared to $10.5 million and $2.4 million, respectively, an increase of 70% and 97%, respectively.

•Total visits were 184,000, compared to 110,000, an increase of 67%.

•Gross margin was 71% for both periods.

•Net loss was $15.0 million, compared to an operating loss of $7.0 million.

•Net loss per basic and diluted share was $0.39, compared to a net loss per share of $3.25.

•	EBITDA was a loss of $12.8 million, compared to a loss of $5.5 million.

•Adjusted EBITDA was a loss of $11.8  million, compared to a loss of $5.4 million.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Business Outlook

First Quarter 2016 Guidance: Revenue for the company’s first quarter 2016 is expected to be in the range of $26 million to $27 million. EBITDA is expected to be in the range of a loss of $13 million to a loss of $14 million. Adjusted EBITDA is expected to be in the range of a loss of $11 million to a loss of $12 million. Membership is expected to total approximately 14.5 million to 15 million at March 31, 2016. Total visits are projected to be between 220,000 and 230,000. First quarter net loss per share, based on 38.6 million weighted average shares outstanding, of between $(0.36) and $(0.38) is projected.

Full Year 2016 Guidance: Revenue for the company’s full year 2016 is expected to be in the range of $118 million to $122 million. EBITDA is expected to be in the range of a loss of $42 million to a loss of $44 million. Adjusted EBITDA is expected to be in the range of a loss of $31 million to a loss of $33 million. Membership is expected to total approximately 16.5 million to 17.5 million at December 31, 2016. Total visits for the full year are projected to be between 880,000 and 900,000. The 2016 net loss per share, based on 39.0 million weighted average shares outstanding, is expected to be between $(1.26) and $(1.33).

Quarterly Conference Call

Teladoc will host a conference call to discuss its fourth quarter 2015 results today, March 2, 2016, at 5:00 p.m. EST. Interested parties may listen to a live broadcast of the conference call by dialing 877-201-0168 or 647-788-4901 for international callers, and referencing participant code 33116427. A live webcast of the conference call will be available on the investor relations section of the company’s website and an audio file of the call will also be archived for 90 days at ir.teladoc.com. After the conference call, a replay will be available until March 16, 2016 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 33116427.

About Teladoc

Teladoc, Inc. (NYSE: TDOC) is the nation’s first and largest telehealth platform, delivering on-demand health care anytime, from almost anywhere via mobile devices, the Internet, secure video and phone. Teladoc provides consumers with access to its network of more than 3,100 board-certified, state-licensed physicians and behavioral health professionals who provide care for a wide range of non-emergency conditions. With a median response time of less than 10 minutes, Teladoc physicians performed over 575,000 telehealth visits in 2015. Teladoc and its physicians consistently earn a 95 percent member satisfaction rating or better, and Teladoc is the first telehealth provider to be certified by the National Committee for Quality Assurance (NCQA) for its physician credentialing process.

Recognized in June 2015 by MIT Technology Review as one of the “50 Smartest Companies,” Teladoc works with health plans, employers, organizations and individuals to provide access to affordable, high-quality health care on-demand. Teladoc is transforming the access, cost and quality dynamics of health care delivery. For more information, please visit teladoc.com, twitter.com/teladoc, facebook.com/teladoc or linkedin.com/teladoc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future revenues, future earnings, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; and (v) changes to our abilities to recruit and retain qualified providers into our network.  Additional relevant risks that may affect our results are described in certain of our filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
Bob East, 443-213-0500
Westwicke Partners

teladoc@westwicke.com

Media Contact:

Patty Sullivan, 469-294-5096

Teladoc, Inc.

psullivan@teladoc.com

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$55,066	$46,436
Short-term investments	82,282	—
Accounts receivable, net of allowance of $1,812 and $1,785, respectively	12,134	6,839
Due from officer	—	253
Prepaid expenses and other current assets	2,096	966
Total current assets	151,578	54,494
Property and equipment, net	6,259	1,065
Goodwill	56,342	28,454
Intangible assets, net	15,265	7,530
Other assets	293	296
Total assets	$229,737	$91,839
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,213	$2,210
Accrued expenses and other current liabilities	8,197	3,918
Accrued compensation	6,326	3,358
Long-term bank and other debt-current portion	1,250	833
Total current liabilities	17,986	10,319
Other liabilities	6,775	2,767
Deferred taxes	1,185	482
Long term bank and other debt	25,227	25,040
Commitments and contingencies
Convertible preferred stock, $0.001 par value; 50,479,286 shares authorized as of December 31, 2015 and 2014; no shares issued and outstanding as of December 31, 2015 and 50,452,939 shares issued and outstanding as of December 31, 2014; liquidation preference of $117,914 as of December 31, 2014	—	117,914
Redeemable common stock, $0.001 par value; no shares issued or outstanding as of December 31, 2015 and 113,294 shares issued and outstanding as of December 31, 2014	—	2,852
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 75,000,000 shares authorized as of December 31, 2015 and 2014; 38,524,922 shares and 2,037,999 shares issued and outstanding as of December 31, 2015 and 2014, respectively	38	2
Additional paid-in capital	309,078	4,953
Accumulated deficit	(130,510)	(72,490)
Accumulated other comprehensive loss	(42)	—
Total stockholders’ equity (deficit)	178,564	(67,535)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$229,737	$91,839

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Quarters Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$22,640	$12,927	$77,384	$43,528
Cost of revenue	6,479	3,769	21,041	9,929
Gross profit	16,161	9,158	56,343	33,599
Operating expenses:
Advertising and marketing	5,881	1,724	20,236	7,662
Sales	4,786	3,130	17,976	11,571
Technology and development	4,160	2,357	14,210	7,573
General and administrative	14,134	7,492	54,843	19,623
Depreciation and amortization	1,546	702	4,863	2,320
Loss from operations	(14,346)	(6,247)	(55,785)	(15,150)
Interest income (expense), net	(500)	(586)	(2,199)	(1,499)
Net loss before taxes	(14,846)	(6,833)	(57,984)	(16,649)
Income tax provision	161	161	36	388
Net loss	$(15,007)	$(6,994)	$(58,020)	$(17,037)
Net loss per share, basic and diluted	$(0.39)	$(3.25)	$(2.91)	$(10.25)

Weighted-average shares used to compute basic and diluted net loss per share	38,460,363	2,150,228	19,917,348	1,962,845

Pro forma net loss per share, basic and diluted (unaudited)	$(0.39)		$(1.53)

Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)	38,460,363		37,817,061

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014
Cash flows used in operating activities:
Net loss	$(58,020)	$(17,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,863	2,320
Allowance for doubtful accounts	2,034	1,308
Stock-based compensation	3,075	533
Deferred income taxes	36	388
Accretion of interest	460	106
Impairment of long-lived assets	798	—
Changes in operating assets and liabilities:
Accounts receivable	(6,795)	(5,079)
Due from officer	253	—
Prepaid expenses and other current assets	(1,210)	(436)
Other assets	5	(185)
Accounts payable	(612)	2,099
Accrued expenses and other current liabilities	3,457	(26)
Accrued compensation	2,887	1,971
Other liabilities	1,588	2,679
Net cash used in operating activities	(47,181)	(11,359)
Cash flows used in investing activities:
Purchase of property and equipment	(6,275)	(1,069)
Purchase of internal software	(1,542)	(665)
Purchase of marketable securities	(103,030)	—
Proceeds from the liquidation/maturity of marketable securities	20,411	—
Acquisition of business, net of cash acquired	(17,767)	(13,844)
Net cash used in investing activities	(108,203)	(15,578)
Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	428	747
Proceeds from issuance of convertible preferred stock	—	50,082
Proceeds from borrowing under bank and other debt	6,800	19,700
Repayment of bank and other debt	(6,332)	—
Proceeds from issuance of common stock under IPO	163,118	—
Repurchase of stock	—	(368)
Net cash provided by financing activities	164,014	70,161
Net increase (decrease) in cash and cash equivalents	8,630	43,224
Cash and cash equivalents at beginning of year	46,436	3,212
Cash and cash equivalents at end of year	$55,066	$46,436
Interest paid:	$1,995	$1,191

EBITDA Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
			(in thousands)
Net loss	$(15,007)	$(6,994)	$(58,020)	$(17,037)
Add (deduct):
Interest (income) expense, net	500	586	2,199	1,499
Provision for income taxes	161	161	36	388
Depreciation expense	387	110	1,133	335
Amortization expense	1,159	592	3,730	1,985
EBITDA(1)	(12,800)	(5,545)	(50,922)	(12,830)
Stock-based compensation	979	105	3,075	533
Adjusted EBITDA(2)	$(11,821)	$(5,440)	$(47,847)	$(12,297)

(1)	EBITDA

     EBITDA consists of net loss before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use the following additional non-U.S. GAAP financial measures to clarify and enhance an understanding of past performance: Adjusted EBITDA. We believe that the presentation of this financial measure enhances an investor’s understanding of our financial performance. We further believe that this financial measure is a useful financial metric to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize Adjusted EBITDA as the primary measure of our performance.

Adjusted EBITDA consists of net loss before interest, taxes, depreciation, amortization and stock-based compensation. We believe that making such adjustment provides investors meaningful information to understand our results of operations and ability to analyze financial and business trends on a period-to-period basis.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term Adjusted EBITDA may vary from that of others in our industry. Adjusted EBITDA should not be considered as an alternative to net loss before taxes, net loss, loss per share or any other performance measures derived in accordance with U.S. GAAP as measures of performance.

Adjusted EBITDA has an important limitation as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

Adjusted EBITDA:

•	does not reflect the significant interest expense on our debt; and

•	does not reflect the significant non cash stock compensation expense which should be viewed as a component of recurring operating costs; and

•	eliminates the impact of income taxes on our results of operations; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any expenditures for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting the usefulness of adjusted EBITDA as comparative measures.

We compensate for these limitations by using Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include gross profit, net loss, net loss per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EPS Reconciliation

(in thousands, except share and per share data)	1Q14	2Q14	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15
GAAP Net Loss	$(2,314)	$(3,200)	$(4,529)	$(6,994)	$(12,703)	$(17,064)	$(13,246)	$(15,007)
Add:
Preferred Stock Dividends	(1,031)	(1,055)	(834)	—	—	—	—	—
Accretion of Preferred Stock	—	—	(168)	—	—	—	—	—
GAAP Net Loss	$(3,345)	$(4,255)	$(5,531)	$(6,994)	$(12,703)	$(17,064)	$(13,246)	$(15,007)
GAAP Net Loss per Share	$(2.35)	$(2.15)	$(2.68)	$(3.25)	$(5.87)	$(7.20)	$(0.37)	$(0.39)
Weighted Average Common Shares Outstanding Used in Computing GAAP Net Loss per Share - Basic and Diluted	1,423,732	1,974,697	2,060,075	2,150,228	2,162,413	2,370,113	36,099,556	38,460,363